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                              NORTEL NETWORKS INC.
                               NORTEL NETWORKS LLC
                                 200 Athens Way
                               Nashville, TN 37228

ANTEC Corporation
11450 Technology Circle
Duluth, GA 30097

Arris Group, Inc. (f/k/a Broadband Parent Corporation)
Broadband Transition Corporation
11450 Technology Circle
Duluth, GA 30097

Arris Interactive L.L.C.
3871 Lakefield Drive, Suite 300
Suwanee, GA 30024

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Reorganization, dated as of October 18, 2000, as amended as of April 9, 2001 and August 1, 2001, by and among ANTEC Corporation (the "Company"), Arris Group, Inc. (f/k/a Broadband Parent Corporation) ("Newco"), Broadband Transition Corporation, Nortel Networks Inc., Nortel Networks LLC and Arris Interactive L.L.C. ("Existing Venture") (as so amended, the "Agreement"). Capitalized terms not otherwise defined herein have the respective meanings given them in the Agreement.

         This letter agreement, dated as of August 3, 2001, sets forth the agreements and understandings among the Company, Newco, Broadband Transition Corporation, Nortel Networks, Nortel Networks LLC and Existing Venture relating to certain obligations of the parties to Existing Venture employees and Terminated Employees (as defined below) and certain other matters.

1. Nortel Networks shall offer and provide Existing Venture employees who are terminated prior to the Closing ("Terminated Employees") with those continued benefits that are required under the Consolidated Omnibus Budget Reconciliation Act of 1985; provided that Existing Venture shall reimburse Nortel Networks for all costs of such benefits, by payment of the same in cash within thirty (30) calendar days of receipt by Existing Venture or the Company or its Affiliates of an invoice for such costs from Nortel Networks.

2. After the Closing, Nortel Networks shall provide eligible Terminated Employees with remaining notice payments, severance allowance payments, benefits and outplacement assistance consistent with past practice and in accordance with the Nortel Networks Severance Allowance Plan or the Nortel Networks Executive Management Team Severance Allowance Plan (as


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applicable); provided that Existing Venture shall reimburse Nortel Networks for all such payments and all costs of such benefits and assistance, by payment of the same in cash within thirty (30) calendar days of the receipt by Existing Venture or the Company or its Affiliates of an invoice for such payments and costs from Nortel Networks.

3. Notwithstanding Schedule 7.19 of the Agreement, the Company, Newco, and Existing Venture shall, at a minimum: (a) treat the Value Contribution Units ("VCU's") held as of the Closing by Existing Venture employees in accordance with Exhibit A attached hereto, (b) cause the grant of options to purchase Newco Common Stock ("Newco Options") to Existing Venture employees consistent with Exhibit B attached hereto, and (c) with respect to any Existing Venture employee who holds unvested Nortel Networks stock options as of the Effective Time, cause the grant of Newco Options to such Existing Venture employee that are economically equivalent to such employee's unvested Nortel Networks stock options. For the purpose of clause (c) above, the Newco Options shall be deemed economically equivalent to the unvested Nortel Networks stock options if (and only if) the relevant Newco Option is for at least the number of shares of Newco Common Stock equal to 150% of the number of shares of Nortel Networks Common Stock subject to the corresponding unvested Nortel Networks stock options.

4. Existing Venture shall reimburse Nortel Networks for all payments made and other costs incurred by Nortel Networks with respect to the Employees (as such term is defined in the Loaned Employee Agreement (dated as of March 31, 1999)) after the Closing, including but not limited to cost of notice pay, severance allowance payments, benefits and outplacement assistance made consistent with past practice and in accordance with the Nortel Networks Severance Allowance Plan or the Nortel Networks Executive Management Team Severance Allowance Plan (as applicable). Existing Venture shall pay such reimbursements to Nortel Networks in cash within thirty (30) calendar days of the receipt by Existing Venture or the Company or its Affiliates of an invoice for the relevant payments and/or other costs subject to such reimbursement from Nortel Networks.

5. Exhibit G to the Agreement is hereby amended by deleting the same in its entirety (including schedules and exhibits thereto) and inserting the attached Exhibit C to this letter agreement (including schedules and exhibits thereto) in lieu thereof.

6. Listed below are certain claims (or potential claims), matters and/or proceedings against the Existing Venture:

         1. James Wadkins v. Arris Interactive L.L.C. Case No. 1:Ol-CV-l027 (U.S. District Court, Northern District of Georgia) - Claim related to 401(k) plan.

         2. James Wadkins v. Arris Interactive L.L.C. Case No. 01M4239 (Magistrate Court of Gwinnett County of the State of Georgia) - Claim related to vacation pay.

         3. Shangnia L. Graham v. Arris Interactive, Inc. (EEOC Charge No. 110A11650) - Alleged failure to hire on the basis of race (Graham had been an Arris contractor).


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         With respect to the foregoing claims, matters and/or proceedings, the parties agree that (i) they shall be deemed to have been included in the Nortel Networks Disclosure Schedule (in Section 6.02(j)(iii) thereof with respect to items 1 and 2 above, and in Section 6.02(j)(vii) thereof with respect to item 3 above), and (ii) with respect to such claims, matters and/or proceedings, as well as the claim previously listed in Section 6.02(j)(vii) of the Nortel Networks Disclosure Schedule relating to Steve DiBenedetto, Existing Venture shall reimburse Nortel Networks for any and all costs and expenses which Nortel Networks and/or any of its Affiliates incurs with respect to such claims, matters and/or proceedings, including, without limitation, costs and expenses of investigation, attorneys' fees, settlement payments and awards. Such reimbursement shall be made in cash within thirty (30) calendar days of the receipt by Existing Venture or the Company or its Affiliates of an invoice for such costs from Nortel Networks. The provisions of this Section 6 shall not, except with respect to matters specifically addressed herein, modify or affect any other provision of the Agreement or any Ancillary Agreement.

7. As a clarification to Schedule 8.01(f) to the Agreement, any defective or damaged item (e.g., C stock) shall be removed from the schedule of the Inventory and shall not constitute Inventory for the purposes of the Agreement.

8. Article I of the Agreement is hereby amended by deleting therefrom the definition of "Existing Venture Cash Balance". Section 4.02(f) of the Agreement is hereby amended by deleting the words "and the Existing Venture Cash Balance" from each of the third and fourth sentences thereof.

9. Each of the parties hereto acknowledges and agrees that, as of the Closing, the New Membership Interest Balance is not more than $100,000,000.

10. Exhibit E to the Agreement is hereby amended by deleting the same in its entirety (including schedules and exhibits thereto) and inserting the attached Exhibit D to this letter agreement in lieu thereof.

11. Section 6.02(j)(i) of the Nortel Networks Disclosure Schedule is hereby amended by deleting the same in its entirety and inserting the attached Schedule 1 to this letter agreement in lieu thereof

12. The definition of "Outside Closing Date" in Article I of the Agreement is hereby amended by deleting clause (A) of such definition in its entirety and inserting in lieu thereof the following: "(A) August 17, 2001, and".

13. It has come to the attention of the parties hereto that certain information previously received by the Company (in connection with the Company's due diligence with respect to the transactions contemplated by the Agreement and the Ancillary Documents) relating to terms of purchase of Existing Venture products and/or services by certain customers of Nortel Networks and/or its Affiliates (including, without limitation, Cabovisao, Med Telecom, Menta, Ono, Retecal, SPTA, and Jupiter Telecommunications Co. Ltd.) may have been incomplete. Each of the parties hereto acknowledges and agrees that (A) such information has been supplemented by


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Nortel Networks and/or its Affiliates subsequent to the Company's due diligence referenced above to the satisfaction of the Company, Newco, Transition and the Existing Venture; (B) all such supplemental information shall be deemed to have been provided to the Company, Newco, Transition and the Existing Venture in the course of the above-referenced due diligence prior to October 18, 2001; and (C) and no party hereto shall have any claim against or recourse to Nortel Networks or any of its Affiliates (under the Agreement or otherwise) arising out of, or in connection with, any actual or alleged failure of Nortel Networks to provide such supplemental information at an earlier time; provided that the foregoing acknowledgment shall have no effect on the operation of the provisions of the Sales Representation Agreement reducing any Nortel Commissions when channel margins are below 15%.

14. The letter agreement, dated as of August 1, 2001, by and among the parties hereto, setting forth certain agreements and understandings among the parties hereto relating to the Outside Closing Date and certain other matters is hereby deemed superseded hereby in all respects and terminated in its entirety, and shall be of no further force or effect.

15. Each of the parties hereto acknowledges and agrees that, notwithstanding Nortel Networks LLC's Interest (as such term is defined in the Existing Venture Operating Agreement), level of representation on the Members Committee (as such term is defined in the Existing Venture Operating Agreement) and other rights with respect to the management and activities of the Existing Venture during the time periods prior to the Closing (collectively, the "Nortel Management Rights"):

(A) the Company, Newco and Transition (collectively, the "ANTEC Parties") have directed and controlled all actions and decisions of the Existing Venture with respect to the negotiation, execution and delivery by the Existing Venture of each of the Loan Documents (as such term is defined in the Credit Agreement, of even date herewith, by and among the Company, the Existing Venture, Credit Suisse First Boston, The CIT Group/Business Credit, Inc., and a syndicate of banks, financial institutions and other investors) to which the Existing Venture is a party and all other documents, instruments and papers executed by the Existing Venture in connection therewith;

(B) while Nortel Networks and Nortel Networks LLC had previously provided comments on selected provisions of certain of the Loan Documents, neither Nortel Networks nor Nortel Networks LLC nor any of their respective Affiliates (collectively, the "Nortel Parties") directed or controlled any of the actions or decisions of the Existing Venture described in clause (A) of this paragraph 15 or exercised any of the Nortel Management Rights with respect to such actions and/or decisions;

(C) the ANTEC Parties and the Existing Venture are and shall be solely responsible for, and no Nortel Party is or will be responsible for, (i) all actions or decisions of the Existing Venture described in clause
         (A) of this paragraph 15 and (ii) the contents of any and all Loan Documents (including, without limitation, the truth, accuracy and/or completeness of any disclosures, representations and/or warranties made or given by any of the ANTEC Parties or the Existing Venture therein or in connection therewith);


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(D)      neither any of the ANTEC Parties nor the Existing Venture shall have or assert any claim or defense or initiate or maintain any suit, action or proceeding against any of the Nortel Parties based on or arising from the negotiation, execution, delivery or contents of any of the Loan Documents or the existence, at times prior to the Closing, of the Nortel Management Rights; and

(E) the ANTEC Parties and the Existing Venture shall, jointly and severally, indemnify and hold harmless each of the Nortel Parties from and against any and all actions, causes of action, claims, suits, liabilities, costs and expenses based on or arising from the negotiation, execution, delivery or contents of any of the Loan Documents or the existence, at times prior to the Closing, of the Nortel Management Rights.

16. Each of the parties hereto acknowledges and agrees that, without limitation, (i) the payment made by Existing Venture to Nortel Networks, on the Closing Date, but prior to the Effective Time, in the amount of $17,254,600 in respect of the 2001 Amount Payable, and (ii) any and all instances of late payment, non-payment, late collection and/or non-collection of payables and receivables (as applicable) by the Existing Venture since October 18, 2000, are consented to and approved by each party hereto and shall be deemed to be in compliance with the provisions of the Agreement (including, without limitation, Section 5.02(b)) for all purposes thereunder.

17. Each of the parties hereto represents and warrants to each other party hereto that it has all requisite power and authority to execute and deliver, and to perform its obligations under, this letter agreement. Each of the parties hereto hereby acknowledges receipt and sufficiency of consideration in connection herewith.

18.      The provisions of Sections 10.02, 10.03, 10.05, 10.07, 10.09, and 10.10
of the Agreement shall apply to this letter agreement as if set forth herein in their entirety. This letter agreement constitutes an amendment to the Agreement and, to the full extent necessary to effectuate the provisions herein, each relevant Ancillary Agreement. To the extent that any provisions of the Existing Venture Operating Agreement are inconsistent with the provisions of this letter agreement or impose any additional requirements for the execution, delivery or performance of this letter agreement, the Existing Venture Operating Agreement shall be deemed amended hereby in all respects necessary to eliminate all such inconsistencies and additional requirements.

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         If you agree with the foregoing, please execute a copy of this letter in the space provided below and return such executed copy to the undersigned.

                                    Very truly yours,

                                    NORTEL NETWORKS INC., for itself and, as the Managing Member of Nortel Networks LLC, on behalf of Nortel Networks LLC


                                    By: /s/ Michael Dadoun
                                       -----------------------------------------

AGREED TO AND ACCEPTED:

ATEC CORPORATION


By: /s/ Lawrence A. Margolis
   ----------------------------------------

ARRIS INTERACTIVE L.L.C.
(f/k/a Broadband Parent Corporation)


By: /s/ Lawrence A. Margolis
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BROADBAND TRANSITION CORPORATION


By: /s/ Lawrence A. Margolis
   -----------------------------------------